EXHIBIT 11

                       KAUFMAN AND BROAD HOME CORPORATION
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
              (In Thousands Except Per Share Amounts - Unaudited)


                                                    Nine Months                        Three Months
                                                  Ended August 31,                   Ended August 31,
                                          -------------------------------    -------------------------------
                                               1995             1994              1995             1994
                                          --------------   --------------    --------------   --------------
PRIMARY:
Net income                                $       11,139   $       30,885    $        6,863   $       10,784
                                          ==============   ==============    ==============   ==============
Weighted average common shares
        outstanding                               32,385           32,475            32,391           32,359
Weighted average Series B convertible
        preferred shares(1)                        6,500            6,500             6,500            6,500
Common share equivalents:
        Stock options                                883            1,117               927              929
                                          --------------   --------------    --------------   --------------
                                                  39,768           40,092            39,818           39,788
                                          ==============   ==============    ==============   ==============
PRIMARY EARNINGS PER SHARE(2)             $          .28   $          .77    $          .17   $          .27
                                          ==============   ==============    ==============   ==============


FULLY DILUTED:
Net income                                $       11,139   $       30,885    $        6,863   $       10,784
                                          ==============   ==============    ==============   ==============
Weighted average common shares
        outstanding                               32,385           32,475            32,391           32,359
Weighted average Series B convertible
        preferred shares(1)                        6,500            6,500             6,500            6,500
Common share equivalents:
        Stock options                                883            1,117               927              963
                                          --------------   --------------    --------------   --------------
                                                  39,768           40,092            39,818           39,822
                                          ==============   ==============    ==============   ==============
FULLY DILUTED EARNINGS PER SHARE(2)(3)    $          .28   $          .77    $          .17   $          .27
                                          ==============   ==============    ==============   ==============





________________

(1) Each of the 1,300 Series B convertible preferred shares is convertible into five shares of common stock.

(2) If, for purposes of calculating primary and fully diluted earnings per share, the Series B convertible preferred shares were excluded from the weighted average shares outstanding and the related dividends deducted from net income, the computations would have resulted in both primary and fully diluted earnings per share of $.11 and $.70 for the nine months ended August 31, 1995 and 1994, respectively. The same computation would have resulted in both primary and fully diluted earnings per share of $.13 and $.25 for the three months ended August 31, 1995 and August 31, 1994, respectively.

(3) Fully diluted earnings per share is not disclosed in the Company's consolidated financial statements since the maximum dilutive effect is not material.


                                       17